EXHIBIT 99.1

Commentary for the Week Ended May 1, 2009

Weekly Performance Statistics 1

May 1, 2009
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.26%	-0.20%	-6.78%
Class B Units	-0.27%	-0.20%	-7.03%

S&P 500 Total Return Index [2]	1.33%	0.54%	-1.97%
Lehman Long Government Index [2]	-1.84%	-0.42%	-10.25%
1	Subject to independent verification
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Performance Analysis 3
3The charts above are compiled using unaudited ROR estimates.  Data is subject to independent verification.

Sector Commentary

Currencies

Grant Park’s positions in the currency markets are mixed.

Long positions in the Mexican peso registered losses as concerns regarding the spread of the swine flu throughout Mexico dampened investor confidence in the region.

Short positions in the Canadian dollar also hindered performance.  The Canadian dollar rallied against major counterparties fueled by a price increase in crude oil, one the nation’s leading exports.  The Central Bank of Canada’s decision to leave lending rates unchanged also had a bullish influence on the Canadian dollar.

Energy

Grant Park’s positions in the energy markets are predominantly short.

Grant Park’s short natural gas positions experienced losses after a slight price increase last week.  Speculators covered short positions due to reduced volatility in the natural gas markets.

Short positions in the crude oil markets registered setbacks as rallying equity markets moved prices higher.  Investors drove the price of crude oil up on beliefs that improving equity markets would increase the demand for energy products.

Fixed Income

Grant Park’s positions in the domestic and international fixed-income markets are predominantly long.

Positions in the European fixed-income markets helped offset portfolio losses.  A sharp decline in interbank lending rates moved prices higher on short-term debt products, resulting in profits for Grant Park.  Long positions in the UK markets also made gains as investors pushed prices up, anticipating further decreases in the London Interbank Offered Rate (LIBOR).

Long positions in the Australian bond markets also added to profits.  With the economic impact of the swine flu unknown, investors liquidated riskier Australian dollar positions, moving fixed income prices higher.

2Indices Overview
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.